UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

July 1, 2005

Date of Report (Date of earliest event reported)

HORIZON HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-13626	75-2293354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 WATERS RIDGE DRIVE

LEWISVILLE, TEXAS 75057-6011

(Address of principal executive offices and zip code)

(972) 420-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPELTION OF ACQUISITION OR DISPOSITION OF ASSETS

On July 1, 2005, the Registrant announced the completion of the previously announced transaction involving the formation of a joint venture with Friends Hospital, a 501(c)(3) charitable organization and the acquisition by that joint venture of Friends Hospital located in Philadelphia, Pennsylvania. Horizon is an 80% member of the joint venture and Friends, which has changed its name to the Thomas Scattergood Behavioral Health Foundation, is a 20% member of the joint venture.

The Registrant contributed approximately $15.5 million in cash to the joint venture which funds were used for the acquisition of the hospital by the joint venture. The contribution was paid out of available funds and no debt was incurred by the Registrant as a part of the transaction.

Friends Hospital consists of a 192-bed behavioral health hospital and a 26-bed adult residential treatment center. The hospital provides inpatient and outpatient behavioral health services primarily for residents of Philadelphia, Southeastern Pennsylvania and New Jersey. The joint venture leased the land on which the hospital facility is located, on a 40 year prepaid basis.

The description of the transaction contained in this filing is qualified in its entirety by reference to the provisions of the Asset and Contribution Agreement, dated as of April 22, 2005 as amended, between Friends Hospital and Friends Hospital Behavioral Health System, L.P, the new formed joint venture. The Asset Acquisition and Contribution Agreement is filed as Exhibit 10.1 to this Report.

A copy of the press release issued by the Company regarding the transaction is also attached as an exhibit to this Report.

ITEM	9.01 EXHIBITS

(a)	Exhibit 10.1 – Asset Acquisition and Contribution Agreement, dated as of April 22, 2005, between Friends Hospital, as Seller, and Friends Behavioral Health System, LP, as Purchaser and First Amendment thereto dated as of July 1, 2005.

(b)	Exhibit 99.1 – Press Release dated July 1, 2005

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON HEALTH CORPORATION

Date: July 6, 2005	By:	/s/ John E. Pitts
John E. Pitts
Senior Vice President